In July 2016, Victory Strategic Allocation Fund acquired all of the assets and liabilities of Victory CEMP Multi-Asset Balanced Fund, and became the surviving Fund in this merger of registered investment companies.
Information related to this merger, as required by Item 77M, is incorporated by reference to the Form N-14/A filed with the Securities and Exchange Commission on May 13, 2016.